Exhibit 99.1

AGL Resources to build natural gas storage facility in Beaumont

Golden Triangle Storage offers 12 Bcf initial capacity to serve growing market demand

HOUSTON, Dec. 7, 2006 - AGL Resources (NYSE: ATG) announced today that it is planning to build a $180 million natural gas storage facility in the Spindletop salt dome in Beaumont, Texas, providing 12 billion cubic feet (Bcf) of working gas capacity in its first phase and with potential future expansion up to 36 Bcf.

Golden Triangle Storage, a wholly owned subsidiary of AGL Resources, will give customers high-deliverability storage at a liquid market point; easy access to multiple supply sources, including liquefied natural gas imports; and potential interconnections with up to eight existing and planned pipelines serving diverse markets with counter-seasonal demand.

AGL Resources’ Houston-based Pivotal Energy Development expects to finalize engineering plans and obtain regulatory permits to begin construction in 2008. The first salt dome cavern is slated to begin operations in 2010, with a second 6 Bcf cavern to be in commercial operation in 2012. The facility is located on approximately 90 acres of private land over the Spindletop salt dome at the southern end of Beaumont.

“The Golden Triangle Storage project is an attractive option to serve customers’ growing needs for natural gas storage in the region,” said Dana Grams, president of Pivotal Energy Development. “Because of its proximity to new sources of supply and its ability to serve diverse, counter-seasonal markets with high deliverability, the project offers customers significant market advantages. The initial response has been very positive.”

Golden Triangle Storage will provide firm and interruptible storage, including parking, loaning and wheeling services. The $180 million project will offer multiple injection and withdrawal cycles with up to nine turns per year and 900 million cubic feet per day (mmcf/d) of deliverable capacity and 450 mmcf/d of injection capacity. The project will provide nearly 9.4 Bcf/d of direct market access as well as an additional 4.5 Bcf/d of capacity on planned expansions serving local petrochemical facilities and the Houston Ship Channel through Texas intrastate pipelines and serving markets in the Northeast, Mid-Atlantic and Southeast via interstate pipelines.

Depending on customer interest, potential interconnects may include Florida Gas Transmission, TETCO, Centana Pipeline, Houston Pipe Line Co.’s Texoma line, Sabine Pipeline, Kinder Morgan Texas, ExxonMobil’s Golden Pass Pipeline (under construction) and Enbridge’s planned Clarity pipeline.

On the supply side, Golden Triangle Storage offers easy access for East Texas onshore production, including Barnett Shale gas, as well as deepwater supplies. In addition the facility is conveniently located near 8 to 11 Bcf/d of LNG imports from terminals along the Sabine-Lake Charles corridor.

Interested parties should submit non-binding bids for firm storage by Jan. 15, 2007, for the initial 6 Bcf of working gas capacity with an expected in-service date of first quarter 2010. For more information about the project and the bid process, contact Ed Gottlob at 832-397-1798 or Rob de Cardenas at 832-397-3881, or visit the Golden Triangle Storage Web site at www.goldentrianglestorage-texas.com/customers or www.gts-texas.com/customers.

About AGL Resources
AGL Resources (NYSE: ATG - News), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland.

Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 as well as No. 647 on the Fortune 1000 and No. 40 in the Fortune gas and electric utilities sector in 2006, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," “potential,” "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. These forward-looking statements may include statements regarding the cost, timing, capacity and benefits of the proposed project, as well as anticipated future financial and operating performance and results, including estimates of future growth and expected returns. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products;  the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; the inability of the company to obtain regulatory and other approvals necessary to complete the proposed project, resulting in a delay in project completion, or in the imposition of conditions that could have a material adverse effect on the company or cause the company to abandon the project; actions by competitors, suppliers, customers or others that might result in a delay in project completion or abandonment of the project; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; the timing and success of business development efforts; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release.  Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

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CONTACT:  AGL Resources
Keith Poston, 404-584-4189
Cell: 404-290-2166
kposton@aglresources.com